EXHIBIT 10.1

PROJECT AGREEMENT

This Project Agreement (the “Agreement”), effective as of March 19, 2021 (the “Effective Date,” is by and between V Engineering & Consulting, LLC, a Delaware limited liability company (“VEC”) and MMEX Resources Corporation, a Nevada corporation (“MMEX”) (each, individually a “Party” and, collectively, the “Parties”).

WHEREAS, the Parties are each experienced in developing, operating and financing energy infrastructure projects;

WHEREAS, the Parties desire to develop, construct and operate a hydrogen and gas-to-liquids facility in Pecos County, Texas; and

WHEREAS, the Parties further desire to define each Party’s responsibilities and interests in the Project;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND GENERAL PROVISIONS

Section 1.1 Definitions. The initially capitalized terms set forth in this Agreement, including those contained in the foregoing recitals, and not otherwise defined shall have the following meanings:

“Affiliate” or “affiliate” of any specified Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” when used with respect to any particular Person means the power to direct, or cause the direction of, the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, “controlled” and “under common control” have meanings correlative to the foregoing.

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“Agreement” has the meaning set forth in the preamble.

“Applicable Laws” means all applicable laws (including common law), rules, regulations, statutes, treaties, codes and ordinances (including zoning and land use regulations) of any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitration board, administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under Title 11, United States Code, or any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; or such Person shall apply for, or consent or acquiesce to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; or such Person shall make a general assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under applicable bankruptcy laws or any similar proceedings shall be commenced against such Person under any other applicable federal or state law and (a) the petition commencing the involuntary case is not timely disputed, (b) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing, (c) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) days or (d) an order for relief has been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other officer having similar powers, over such Person or all or a part of its property has been entered; or any other similar relief shall be granted against such Person under Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Common Units” or “Units” shall mean the units of membership interest described in Section 2.1.

“Day” or “day” means, unless otherwise indicated, a calendar day.

“Effective Date” has the meaning set forth in the Preamble.

“Facility” means the hydrogen and gas to liquids plant to be constructed and operated in Pecos County, Texas.

“Financial Closing” shall mean the date the Project Company executes the definitive Project Financing documents.

“Governmental Authority” means the federal government of the United States, and any state, county, municipal or local government or regulatory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or any authority thereof (including any corporation or other entity owned or controlled by any of the foregoing).

“Indemnified Parties” means VEC and MMEX as applicable, including all of the current and former Affiliates of each, along with each Party’s and each of its Affiliate’s respective officers, directors, partners, managers, members, agents, employees, successors, and assigns.

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“Losses” means all costs, liabilities, penalties, fines, forfeitures, demands, claims, causes of action, suits, and costs and expenses incidental thereto (including costs of defense, settlement, and reasonable attorney’s fees).

“Party” has the meaning set forth in the preamble.

“Person” means any natural person, corporation, cooperative, partnership, limited liability company, joint venture, joint-stock company, firm, association, trust, unincorporated organization, government or political subdivision thereof, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Project” means the construction and operation of a hydrogen and gas to liquids plant in Pecos County, Texas.

“Project Company” has the meaning set forth in Section 2.1(a).

“Project Contracts” has the meaning set forth in Section 2.1(d).

“Project Financing” has the meaning set forth in Section 4.1.

“Site” has the meaning set forth in Section 2.1(b).

Section 1.2 Rules of Interpretation. In this Agreement, unless otherwise provided or the context otherwise requires:

(a) the terms set forth in Section 1.1 shall have the meanings therein provided;

(b) any term defined in Section 1.1 by reference to another document, instrument or agreement shall continue to have the meaning ascribed thereto regardless of whether such document, instrument or agreement is in effect;

(c) words in the singular include the plural and vice versa;

(d) words referring to a gender include any gender;

(e) a reference to a part, clause, section, paragraph, article, Party, annex, appendix, exhibit, schedule or other attachment is a reference to a part, clause, section, paragraph, or article of, or a Party, annex, appendix, exhibit, schedule or other attachment to, this Agreement;

(f) a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in this Agreement;

(g) a definition of or reference to any document, instrument or agreement includes each amendment or supplement to, or restatement, replacement, substitution, successor, modification or novation of, any such document, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;

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(h) a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time unless otherwise specified;

(i) a reference to any Person (as above defined) includes such Person’s successors and permitted assigns;

(j) words such as “hereunder,” “hereto,” “hereof” and “herein” and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof; and

(k) a reference to “include,” “includes,” “including” or other variations thereof means including without limiting the generality of any description preceding such term.

ARTICLE 2

THE PROJECT

Section 2.1 Description of the Project. The Parties shall use good faith commercial efforts to construct, operate, maintain and finance a hydrogen and gas-to-liquids plant in Texas. To this end, the Parties agree to the following:

(a)	The Parties shall form a limited liability company, registered to do business in the State of Texas, as a special purpose entity (the “Project Company”) to construct, operate, maintain and own the Facility.

(b)	Prior to the Financial Closing, VEC and MMEX shall be the initial holders of all Common Units as follows:

(i)	VEC-60%

(ii)	MMEX-40%

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(c) The Facility shall be constructed and installed on property owned or controlled by MMEX and described more fully in Annex A hereto (the “Site”). The land shall be free of any liens.

(d) MMEX shall be the leading party for filing of all permits, licenses and authorizations from Governmental Authorities necessary or required to construct and operate the Facility.

(e) The Project Company shall enter into various ancillary contracts including an engineering, procurement and construction agreement for the fabrication of Facility components and installation of the Facility; a feedstock supply agreement for the long-term supply of a sufficient quantity of gas for the facility to operate at its rated capacity; one or more off-take agreements for the sale of the products; an operations and maintenance agreement; and such other agreements, all on mutually acceptable terms and conditions, as the Project Company may determine to be necessary (the “Project Contracts”). The Parties agree and consent that neither MMEX or its Affiliates nor members of VEC shall be excluded from contracting with the Project Company to provide services to the Project Company and the Project.

ARTICLE 3

RESPONSIBILITIES OF THE PARTIES

Section 3.1 VEC Responsibilities. VEC shall manage the following:

(a) Project design;

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(b) financial modeling and arranging for financing;

(c) investor and industrial relations;

(d) preliminary engineering for the Facility; and

(e) technology licensing.

VEC and Project Company shall enter into a development services agreement further detailing VEC’s responsibilities and deliverables.

Section 3.2 MMEX Responsibilities. MMEX shall manage the following:

(a) providing Site and any required easements, free of liens, for the Facility;

(b) all required and necessary permits, permissions and authorizations from applicable Governmental Authorities to construct and operate the Facility on the Site;

(c) feedstock and offtake agreements for the adequate supply of feedstock to the Facility and the continued sales of products from the Facility;

(d) regional knowledge of the market for, among other things, the supply of feedstock and the market for the Facility’s products;

(e) operational capability for facilities of this size and nature, including the various components that comprise the Facility; and,

(f) administration of the Project Company, pursuant to an Administration Agreement.

Section 3.3 Third Parties. The Parties may engage and contract with third parties in meeting the responsibilities above.

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ARTICLE 4

PROJECT FINANCING

Section 4.1 Project Financing. VEC shall use good faith efforts to arrange for and manage third-party financing for the Project including providing for development costs. In doing so, VEC may and is authorized to engage third parties of its choosing to assist with arranging such financing. Such engagements shall be by written Agreement and on terms that are usual and customary for such engagements. MMEX may provide VEC with its financial contacts for consideration. In connection with the Financial Closing, definitive agreements relating to the ownership and governance of the Project Company will be entered into by the parties.

ARTICLE 5

REPRESENTATIONS

As of the Effective Date, each Party represents to the other Party the following:

(a) Standing. If a corporation, limited liability company or partnership, such Party is a duly organized or formed, validly existing and in good standing under the laws of its State or country of organization or formation and is qualified to do business in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to qualify would have a material adverse effect on its financial condition, operations, prospects or business.

(b) Authority. Such Party has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by it and constitutes thee legal, valid and binding obligation of such Party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or similar laws relating to the enforcement of creditors’ rights generally and by general equitable principle.

(c) No Governmental Consents. No authorization, consent or approval of, notice to or filing with, any Governmental Authority is required for the execution, delivery and performance by such Party of this Agreement, subject to customary authorizations, consents or approvals, pursuant to permits or otherwise, applicable to the performance of this Agreement.

(d) No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, organizational documents of such Party, or any Applicable Law or regulation, or any order, writ, injunction or decree of any court, or any agreement or instrument to which such Party is a party or by which it is bound or to which it or its property is subject, or constitute a default under any such agreement or instrument, subject in each case to customary authorizations, consents or approvals, pursuant to permits or otherwise, applicable to the performance of this Agreement.

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(e) No Violation or Litigation. Such Party is not in violation of any Applicable Law which, individually or in the aggregate, would affect its performance of any obligations under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any Governmental Authority, now pending or (to the best knowledge of such Party) threatened against it which, if adversely determined, could reasonably be expected to have a material adverse effect on its financial condition, operations, prospects or business or its ability to perform under this Agreement.

ARTICLE 6

ADDITIONAL COVENANTS

Section 6.1 Governance of the Project Company. Prior to the Financial Closing, each of MMEX and VEC shall be entitled to designate two Managers, comprising a four person board of Managers. All decisions of the Project Company shall be approved by a majority of the Board of Managers. In the event of no majority vote, then Ardour Capital Investments, LLC shall cast the majority vote and the Project Company shall be bound thereby.

Section 6.2 Compliance with Laws. Each Party shall, and shall cause its Affiliates to, comply with all Applicable Laws in its or their performance of its respective obligations hereunder and otherwise in connection with or relating to the Project.

Section 6.3 Expenses. Except as otherwise provided in Section 4.1, all internal and external costs and expenses incurred in connection with this Agreement and the Project Contracts contemplated hereby shall be paid by the Party incurring such expenses.

Section 6.4 Confidentiality. As used herein, “Confidential Information” shall mean all confidential information and trade secrets of each Party, whether now existing or hereafter acquired or developed, including, but not limited to, this Agreement, information relating to software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, product and business plans, business strategies, methodologies, pricing, materials, processes, programs, names of and relationships with vendors, customer or client lists, customer information, licensee names, contractual arrangements and similar other non-public or otherwise confidential, sensitive or proprietary information. The Party disclosing any of its Confidential Information is herein referred to as the “Disclosing Party” and the Party receiving the other Party’s Confidential Information is herein referred to as the “Receiving Party.” However, Confidential Information shall not include (a) information that is publicly available, or hereafter becomes publicly available through the actions of parties other than the Receiving Party (b) information which becomes part of the public domain by publication or otherwise (except by a violation of this Agreement by the Receiving Party or its representatives); (c) information which was in the possession of the Receiving Party at the time of disclosure; (d) information which was independently developed by the Receiving Party without use of the Confidential Information of the Disclosing Party; and (e) information which the Receiving Party received from a third party, provided that such information was not known by the Receiving Party to have been obtained by such third party unlawfully or in breach of any confidentiality obligation.

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Each Receiving Party shall keep strictly confidential all Confidential Information communicated or otherwise made available by the Disclosing Party and shall use its best efforts to provide protection for the Disclosing Party’s Confidential Information, including measures at least as strict as those the Receiving Party uses to protect its own Confidential Information. Except as required by law, neither Receiving Party shall reveal any of the Disclosing Party’s Confidential Information to any third person (other than any of the Receiving Party’s or its affiliates’ employees, consultants, agents and advisors who are made aware of and have agreed to protect the confidential nature of such information) without the prior written consent of the Disclosing Party. In the event that either Receiving Party is required to disclose any of the Disclosing Party’s Confidential Information subject to the rules of a court having competent jurisdiction, such Receiving Party shall use its diligent efforts to communicate such disclosure requirement promptly by written notice to the Disclosing Party in order to enable the Disclosing Party, at its sole discretion, to attempt to secure a protective order covering the Disclosing Party’s Confidential Information prior to the required disclosure. At the termination of this Agreement, any Confidential Information provided to a Receiving Party by a Disclosing Party under this Section 6.3 is to be returned, upon request, to the Disclosing Party; however, the Receiving Party may retain one copy of the Disclosing Party’s Confidential Information only for purposes of this Agreement and shall exercise the customary degree of care that it exercises in protecting its own confidential and proprietary information.

ARTICLE 7

RELEASE AND INDEMNIFICATION

Each Party shall release, indemnify, defend and hold harmless the other Party, and all of its Indemnified Parties, from and against any and all Losses, which any or all of them may hereafter suffer, incur, be responsible for or pay as a result of any negligent act or omission or willful misconduct, or a breach of the representations and warranties, or any violation or alleged violation of Applicable Laws, by such indemnifying Party or its Affiliates, directors, officers, employees, agents or subcontractors.

ARTICLE 8

TERM AND TERMINATION

Section 8.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the first to occur of the following:

(a) the date on which all Project Contracts for the Project have been fully executed and delivered;

(b) the date of termination of this Agreement by either Party as a result of a breach of the terms and provisions of this Agreement (“Event of Default”) and such breach remains uncured for thirty (30) days ;

(c) the date of a written notice from either Party in accordance with Section 8.2;

(d) the date of a written notice from one Party to the other if, after the notice and cure periods set forth therein, the other Party (or its Affiliate) remains in default under any material term of a Project Contract;

(e) the date of a written notice from one Party to the other if, as of the second anniversary of the Effective Date, all of the principal Project Contracts for the Project have not been executed by the Parties;

(f) termination for convenience by either Party with thirty (30) days’ notice; or

(g) a Bankruptcy Event occurs with respect to either Party.

Section 8.2 Termination for Lapse in Development Activities. Either Party may terminate this Agreement by written notice to the other Party, if the Parties have not executed principal Project Contracts for one Project within 12 months following the effective date of this Agreement .

Section 8.3 Consequences of Termination. Subject to this Article 8 in the event of a termination of this Agreement upon an Event of Default, upon any termination of this Agreement in accordance with this Article 8, all of the Parties’ rights, obligations and liabilities arising under this Agreement shall automatically terminate and cease to be effective, except as set forth in Section 13.8 .

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ARTICLE 9

CERTAIN TRANSFERS

9.01 Transfers Generally. Any Transfer of a Common Unit, other than a Permitted Transfer, shall be made in compliance with the provisions of Sections 9.02 or 9.03 or shall be null and void and without force or effect. A Member may make a Permitted Transfer without the consent of the other Members. A Permitted Transfer shall not relieve the transferor from any of its obligations under this Agreement. In the case of an inter vivos Transfer, the Company may require the transferee to deliver to the other Members an irrevocable power of attorney appointing the Member transferring such Common Units as the attorney-in fact for said transferee with full power and authority to deal in any way with such Common Units. The parties expect that the provisions of this Article 9 will likely be amended and restated in connection with the negotiation of the Project Financing and the formation of the Project Company, and that this Article 9 will be applicable solely to the period prior to the Financial Closing.

9.02 Right of First Refusal

(a) A Member (the “Selling Member”) shall, prior to any sale by such Member to a third party that is not a Permitted Transferee (a “Third Party Sale”) of any Common Units owned by such Selling Member, provide a written notice whereby such Member shall offer (the “Offer”) to the other Member(s) (the “Non-selling Members”) the right, for a period of 60 days from the date of such notice, to purchase all of such Common Units in such Third Party Sale for an amount equal to the price or other consideration for which such Units are to be sold. A “Permitted Transferee” shall be any other Member or any Affiliate of the Selling Member.

(b) The Selling Member shall provide written notice of the Offer to the Company and the Non-selling Members at the same time, which notice shall set forth (i) the Common Units proposed to be sold, (ii) the number, price and payment and all other closing terms and (iii) the name of the purchaser. Within 20 days after receipt of the Offer, the Non-selling Members and/or (to the extent the Non-selling Members do not purchase all such Units) the Company may indicate its interest in purchasing up to the number of Common Units subject to the Offer by written notice thereof given to the Selling Member. If the Non-selling Members and the Company, in the aggregate, propose to purchase the number of or more than the full number of Common Units offered by the Selling Member, then (i) the first allocation of such Common Units shall be made to the Non-selling Members with respect to the full number of Common Units it has proposed to purchase, as set forth in its notice to the Company (if there is more than one Non-selling Member desiring to purchase such Common Units, they each shall be entitled to acquire up to their pro rata portion of such Common Units, based upon their proportional holdings of Common Units, relative to any other participating Members), and then (ii) to the extent that such amount does not exhaust the number of Common Units to be purchased, any remaining Common Units shall be allocated to the Company. Within 60 days after the receipt of the Offer, the Selling Member shall promptly sell and the Non-selling Members and the Company (to the extent the Non-selling Members do not purchase all such Units) shall promptly buy, upon the terms specified, the number of Common Units agreed to be purchased by the Non-selling Members and the Company, as applicable.

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(c) If the Non-selling Members and the Company do not purchase Common Units pursuant to Section 9.02(b) above within the 60-day period referenced therein, the Selling Member may at any time during the 60-day period, thereafter, sell to the third party or parties set forth in its notice of the Third-Party Sale the number of such Common Units proposed to be sold, at a price and on payment terms no less favorable to the Selling Member than those specified in such notice. However, if such Third-Party Sale is not consummated within such 60-day period, the Selling Member shall not sell any Units not purchased within such period without again complying with this Section 9.02.

9.03 Buy Sell Provisions. In the event that MMEX or VEC (hereinafter the “Bidder”) offers to acquire 100% of the Common Units held by the other Member (hereinafter the “Receiving Party”), the Receiving Party shall have the option either to sell its Common Units to the Bidder or acquire 100% of the Common Units held by the Bidder for the same price per Unit proposed at first by the Bidder, provided, however, that this provision does not come into effect until the following two conditions are met: (i) it is not effective until 18 months from date of Financial Closing and (ii) the offering price has to exceed US$25,000,000.

9.04 Drag Along Rights. In the event that a third party offers to acquire 100% of the Common Units of the Company, and if either Member (in such capacity, the “Tendering Member”) wishes to accept the third party offer, the Tendering Member may require that each other Member sell its Common Units in the proposed transaction, provided that (i) the non-tendering Member does not exercise the Right of First Refusal under paragraph 9.02 and (ii) the aggregate purchase price offer for 100% of the Common Units of the Company is greater than US$ 50,000,000.

9.05 Transferees. Any transferee to whom any Common Units may be transferred pursuant to this Agreement shall take such Common Units subject to all of the terms and conditions of this Agreement applicable to the transferor and shall not be considered to have title thereto until said transferee shall have accepted and assumed the terms and conditions of this Agreement as aforesaid by a written agreement to that effect delivered to the Company, at which time such transferee shall be admitted as a substitute Member and shall succeed to all rights and obligations of its transferor except as such rights may be otherwise limited by other provisions of this Agreement. The transferee of any Common Unit shall reimburse the Company for all costs incurred by the Company resulting from such Transfer.

ARTICLE 10

REMEDIES

In addition to a termination right under Section 8.2, upon the occurrence and during the continuation of an event of default, the non-defaulting Party may, subject to Article 11, pursue any other recourse, right or remedy available to such Party under this Agreement or under Applicable Laws or equity, all of which shall be cumulative.

ARTICLE 11

DISPUTE RESOLUTION

Section 11.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of law. Any dispute arising in any manner, under or relating to, this Agreement must be brought or commenced in federal or state court located in Dallas County, Texas, and not in any other state or federal court in the United States of America, or any court in any other country.

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ARTICLE 12

NOTICE

Section 12.1 Writing. Any notice, invoice, demand, offer or other instrument or communication required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall, to the extent reasonably practicable, be sent by telefax, and if not reasonably practicable to send by telefax, then by email with return receipt, hand delivery, overnight courier, or registered mail, to the other Party at the address set forth below:

Notices to VEC:	Notices to MMEX:
c/o Mencey – SFO PARTNERS	3616 Far West Blvd., #117-321
Rue Céard 13, PO Box 3524, 1211 Geneva 3,
Switzerland	Austin, Texas 78731
Attn: Jorge Ruiz Del Vizo	Attn: Jack W. Hanks
Telephone: +41 76 787 8008	Telephone: +1
Facsimile: +41 22 349 7837	Facsimile: +1
E-mail: j.ruizdelvizio@blacktreecp.com	E-Mail: jack.hanks@mmexresources.com

Each Party shall have the right to change the place to which notice shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party.

Section 12.2 Timing of Receipt. Without limiting any other means by which a Party may be able to prove that a notice has been received by the other Party, a notice shall be deemed to be duly received:

(a) if delivered by hand or overnight courier, the date when received at the address of the recipient;

(b) if sent by registered mail or email, the date of the return receipt ; or

(c) if sent by telefax, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telefax was sent indicating that the telefax was sent in its entirety to the recipient’s telefax number.

In any case hereunder in which a Party is required or permitted to respond to a notice from the other Party within a specified period, such period shall run from the date on which the notice was deemed received as above provided, and the response shall be considered to be timely given if given as above provided by the last day of such period.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Relationship of the Parties. The Parties agree and understand that this Agreement shall not constitute or create a joint venture, partnership or legal entity of any kind or any other similar arrangement between the Parties. Each of the Parties shall act hereunder only as independent contractors to one another, on an individual and several basis, and shall not be authorized to act as agent or representative of the other Party, nor have the power or authority to bind the other Party for any purpose. No Party shall so bind the other Party, or represent to anyone that it has the authority to bind such other Party, or make any other representation about or on behalf of such other Party.

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Section 13.2 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties as of the Effective Date with respect to the subject matter hereof and supersedes any and all prior negotiations, agreements, understandings and representations relating thereto. This Agreement may not be amended, modified or changed except as mutually agreed in a writing executed by all Parties intended to be an amendment to this Agreement.

Section 13.3 Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other.

Section 13.4 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

Section 13.5 Severability. The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

Section 13.6 No Waiver. Any failure of either Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the term of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each of such provisions.

Section 13.7 Counterparts. This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by all Parties.

Section 13.8 Survival. The provisions of Sections 6.2 and 6.3 and Articles 7 through 12, inclusive, shall survive the expiration or earlier termination of this Agreement.

Section 13.9 Further Assurances. Each Party agrees to execute and deliver all further instruments and documents, and take all further action not inconsistent with the provisions of this Agreement that may be reasonably necessary to complete performance of the Parties’ obligations hereunder and to effectuate the purposes and intent of this Agreement.

Section 13.10 Third Parties. Except as provided in this Agreement with respect to indemnified persons and Affiliates or as otherwise expressly provided herein, nothing in this Agreement shall be construed to create any duty to, standard of care with respect to, or any liability to any Person who is not a Party to this Agreement.

Section 13.11 Assignment; Change of Control. Neither Party may sell, assign or otherwise transfer, voluntarily or by operation of law, all or any part of its rights under this Agreement.

Section 13.12 Time is of the Essence. Time is of the essence of this Agreement.

Signature Pages to Follow

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

V Engineering & Consulting, LLC		MMEX Resources Corporation

By:	/s/ JORGE RUIZ DEL VIZO V	By:	/s/ JACK W. HANKS
Name:	Jorge Ruiz Del Vizo V	Name:	Jack W. Hanks
Title:	Director	Title:	President and CEO

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